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Exhibit 4.3(o)

                             INTERCREDITOR AMENDMENT

      INTERCREDITOR AMENDMENT, dated as of November 21, 2001 (the "Amendment"), to the Intercreditor Agreement, dated as of April 11, 2001 (as amended, supplemented or otherwise modified from time to time, the "Intercreditor Agreement"), among (a) JPMorgan Chase Bank (f/k/a The Chase Manhattan Bank), as administrative agent (in such capacity, together with its successors and assigns in such capacity, the "Senior Agent") under the Credit Agreement, dated as of May 6, 1997 (as amended, supplemented or otherwise modified from time to time, the "Senior Credit Agreement"), among Telex Communications, Inc. (the "Borrower"), the several banks and other financial institutions from time to time parties thereto (the "Senior Lenders"), the Senior Agent and Morgan Stanley Senior Funding, Inc., as documentation agent for the Senior Lenders; (b) GSCP Recovery (US), LLC (f/k/a TCI Investments LLC) and GoldenTree Asset Management, LLC (as successor co-agent to GoldenTree High Yield Opportunities I, L.P.), as co-agents (in such capacity, together with their successors and assigns, the "Junior Agents") for the holders of the Second Priority Obligations referred to below (in such capacity, the "Junior Lenders"); (c) the Borrower; and (d) Telex Communications International, Ltd. (the "Junior Guarantor").

                              W I T N E S S E T H:

      WHEREAS, the parties hereto (other than the Junior Guarantor) are parties to the Intercreditor Agreement;

      WHEREAS, the Senior Lenders, the Borrower, and the Senior Agent are simultaneously herewith executing and delivering Waiver, Amendment No. 5, Agreement and Consent, dated as of the date hereof ("Amendment No. 5"), to and under the Senior Credit Agreement pursuant to which certain provisions of the Senior Credit Agreement are being amended to, among other things, permit the Borrower to incur additional indebtedness under the Junior Credit Agreement; and

      WHEREAS, it is a condition to the effectiveness of Amendment No. 5 that the parties hereto execute and deliver this Amendment to amend the terms of the Intercreditor Agreement.

      NOW, THEREFORE, in consideration of the premises, the parties hereto hereby agree as follows:

      1. Definitions.

            (a) As used in this Amendment, (i) the terms defined in the preamble and recitals shall have the meanings assigned thereto and (ii) capitalized terms that are used herein without being defined shall have the meanings assigned thereto in the Intercreditor Agreement.

            (b) The words "hereof," "herein" and "hereunder" and words of similar import when used in this Amendment shall refer to this Amendment as a whole and not to any particular provision of this Amendment, and paragraph references are to this Amendment unless otherwise specified.
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            (c) The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

      2. Amendment to Section 1. Section 1 of the Intercreditor Agreement is hereby amended by deleting the definitions of "First Priority Obligations", "Junior Security Documents", "Permitted Payments" and "Second Priority Obligations" where they appear therein and inserting in lieu thereof, in their proper alphabetical order the following new definitions:

      "First Priority Obligations" means the collective reference to all of the obligations, liabilities and indebtedness of the Borrower under and as defined in any of the Senior Security Documents; provided that the principal amount of the First Priority Obligations shall not exceed $120,000,000 less (i) the amount of prepayments of the Term Loans and the permanent reductions of the Revolving Credit Commitment and (ii) any Net Cash Proceeds of an Asset Sale or other Disposition, other than the Hearing Aid Disposition, retained by the Borrower (and not applied to the permanent reduction and/or prepayment of the First Priority Obligations), provided further that, for purposes of Section 6(c) hereof, the principal amount of the First Priority Obligations shall not exceed the sum of (x) the principal amount of the First Priority Obligations outstanding as of the date of the commencement of a case under the Bankruptcy Code and (y) $25,000,000, which such total shall be reduced by any Net Cash Proceeds of an Asset Sale or other Disposition, other than the Hearing Aid Disposition, retained by the Borrower (and not applied to the permanent reduction and/or prepayment of the First Priority Obligations).

      "Guarantor" means any Subsidiary of the Borrower which guarantees payment of any First Priority Obligations or Second Priority Obligations.

      "Junior Security Documents" means the collective reference to the security and guarantee documents delivered to the Junior Agents in connection with the Junior Credit Agreement granting a Lien on any asset or assets of any Person to secure, or providing a guarantee of, the obligations and liabilities of the Borrower under the Junior Credit Agreement.

      "Permitted Payments" means (i) the issuance by the Borrower of additional Junior Notes to the Junior Lenders in respect of accrued interest on the Second Priority Obligations, (ii) the payment to each Junior Lender, on the Amendment No. 4 Effective Date, in cash of fees in an aggregate amount not to exceed 6% of the principal amount of the New Indebtedness provided by such Junior Lender upon the incurrence of such New Indebtedness by the Borrower, (iii) the payment to each Junior Lender, on the Amendment No. 5 Effective Date, in cash of fees in an aggregate amount not to exceed 6% of the principal amount of the additional New Indebtedness provided by such Junior Lender on that date, (iv) the payment to each Junior Lender of interest in cash on the New Indebtedness, as permitted by
Section 8.12(e) of the Senior Credit Agreement and (v) the payment of the Second Priority Obligations upon the stated maturity date of the Junior Notes (which shall be no earlier than July 31, 2004) so long as, with respect to clauses (iv) and (v), no Default or Event of Default shall have occurred and be continuing under the Senior Credit Agreement on the date of such payment.

      "Second Priority Obligations" means the collective reference to all of the obligations, liabilities and indebtedness of the Borrower and any Guarantor under and as defined in the Junior Loan Documents."


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      3. Amendment to Section 4(b)(iv). Section 4(b)(iv) of the Intercreditor
Agreement is hereby amended by adding the phrase, "other than the Hearing Aid Disposition," after the phrase "Asset Sale or Disposition" each time such phrase appears in the proviso thereto.

      4. Agreement. The Junior Guarantor, the Junior Agents and each Junior Lender agree, for itself and each future holder of the Second Priority Obligations, that the obligations of the Junior Guarantor under the Junior Loan Document are "subordinate and junior in right of payment" (as that term is defined in Section 3(b) of the Intercreditor Agreement) to all First Priority Obligations on the same terms as the Second Priority Obligations of the Borrower are "subordinate and junior in right of payment" to the First Priority Obligations of the Borrower, mutatis mutandis. The Borrower, the Junior Agents and each Junior Lender agree, for itself and each future holder of the Second Priority Obligations, that any Subsidiary of the Borrower who after the date hereof executes a Junior Loan Document, shall provide an acknowledgement, in form and substance satisfactory to the Senior Agent that its obligations under such Junior Loan Document are subject in all respects to the terms of the Intercreditor Agreement.

      5. Conditions to Effectiveness. This Amendment shall become effective upon, and only upon, the Amendment No. 5 Effective Date, as such term is defined in Amendment No. 5.

      6. Limited Effect. Except as expressly modified by this Amendment, all of the provisions of the Intercreditor Agreement are, and shall continue to be, in full force and effect in accordance with its terms. Each party hereto acknowledges and agrees that this Amendment is limited as specified herein and shall not constitute a modification, amendment or waiver of any other provision of the Intercreditor Agreement or any of the Junior Loan Documents or the Senior Loan Documents or indicate the willingness of any party to consent to any other modification, amendment or waiver of any other provision of the Intercreditor Agreement or any of the Junior Loan Documents or the Senior Loan Documents. This Amendment is not intended to confer any rights or benefits on any Person other than the parties hereto and their respective successors and assigns.

      7. Counterparts. This Amendment may be executed by one or more of the parties on any number of separate counterparts (including by facsimile transmission), each of which shall constitute an original, and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

      8. Severability. Any provision of this Amendment that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

      9. Integration. This Amendment constitutes the entire agreement of the parties hereto concerning the subject matter hereof and may not be contradicted by evidence of prior, contemporaneous, or subsequent oral agreements of the parties hereto.

      10. Governing Law; Jurisdiction. This Amendment shall be governed by, and construed and interpreted in accordance with, the law of the State of New York. Each party hereto agrees that all judicial proceedings brought against it arising out of or relating to this Amendment or its obligations hereunder may be brought in any state or federal court of competent jurisdiction in the State, County and City of New York, and accepts generally and unconditionally the nonexclusive jurisdiction and venue of such courts.


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      IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered as of the day and year first above written.

                                        JPMORGAN CHASE BANK,
                                        as Senior Agent

                                        By: /s/ Patrick A. Daniello
                                            ------------------------------------
                                            Title: Vice President


                                        GSCP RECOVERY (US), LLC
                                        as Junior Agent

                                        By: /s/ Matt Kaufman
                                            ------------------------------------
                                            Title: Managing Director


                                        GOLDENTREE ASSET MANAGEMENT, LLC
                                        as Junior Agent

                                        By: /s/ Thomas H. Shandell
                                            ------------------------------------
                                            Title: Partner


                                        TELEX COMMUNICATIONS, INC.

                                        By: /s/ Richard J. Pearson
                                            ------------------------------------
                                            Title: Vice President and Chief
                                                   Financial Officer


                                        TELEX COMMUNICATIONS INTERNATIONAL, LTD.

                                        By: /s/ Richard J. Pearson
                                            ------------------------------------
                                            Title: Vice President and Chief
                                                   Financial Officer


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